PEAR TREE FUNDS

CLERK’S CERTIFICATE

The undersigned certifies that she is the Clerk of Pear Tree Funds, a voluntary association with transferrable shares organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and that, as such, she is authorized to execute this Certificate on behalf of the Trust.  The undersigned further certifies that the following is a true and complete copy of a resolution of the Board of Trustees of the Trust duly adopted by all of the Trustees of the Trust pursuant to an Trustee Action by Written Consent dated May 26, 2011, and said resolution has not been revoked, revised or amended in any manner and is, on the date hereof still in full force and effect:

“That the separate series of beneficial interests of the Trust (and with respect to each separate series, in parenthesis, the name of such separate series immediately prior to the amendment and restatement of the Declaration of Trust contemplated herein) and the outstanding classes of beneficial interests of such separate series currently are as follows:

Pear Tree Polaris Foreign Value Fund (formerly Quant Foreign Value Fund)
Ordinary Shares
Institutional Shares

Pear Tree Polaris Foreign Value Small Cap Fund (formerly Quant Foreign Value Small Cap Fund)
Ordinary Shares
Institutional Shares

Pear Tree Quality Fund (formerly Quant Quality Fund)
Ordinary Shares
Institutional Shares

Pear Tree Columbia Small Cap Fund (formerly Quant Small Cap Fund)
Ordinary Shares
Institutional Shares

Pear Tree Emerging Markets Fund (formerly Quant Emerging Market Fund)
Ordinary Shares
Institutional Shares”

IN WITNESS WHEREOF, the undersigned has executed this certificate this 26th  day of May 2011.

By:  /s/ Kelly J. Lavari
Kelly J. Lavari, Clerk